Exhibit 3.1
AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
COPANO ENERGY, L.L.C.
     THIS AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF COPANO ENERGY, L.L.C. (this “Amendment”), dated as of October 19, 2007, is entered into and effectuated by the Board of Directors (the “Board”) of Copano Energy, L.L.C. (the “Company”), pursuant to authority granted to it in Sections 5.6 and 11.1(c) of the Third Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., dated as of April 30, 2007, as amended by that certain Amendment No. 1 dated as of May 1, 2007 (as so amended, the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.
     WHEREAS, Section 5.6(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members;
     WHEREAS, Section 5.6(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;
     WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.6 of the Limited Liability Company Agreement; and
     WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class D Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class D Units, including without limitation the conversion of the Class D Units into Common Units in accordance with the terms described herein, and (ii) such other matters as are provided herein.
     NOW, THEREFORE, it is hereby agreed as follows:
A. Amendment. The Limited Liability Company Agreement is hereby amended as follows:
     1. Section 1.1 is hereby amended to add the following definitions:
     “Class D Units” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Class D Units in this Agreement. The term “Class D Unit” does not refer to a converted Class D Unit after its conversion into a Common Unit pursuant to the terms hereof.
     “Purchase Agreement” means that certain Purchase Agreement dated August 31, 2007 by and among Cantera Resources Holdings LLC, Copano Energy/Rocky Mountains, L.L.C. and the Company.
     “Purchase Agreement Closing Date” means October 19, 2007.
     “Seller” has the meaning assigned to such term in the Purchase Agreement.
     2. Section 1.1 is hereby amended by amending and restating the following definitions:
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Common Unit, Class C Unit, Class D Unit or any other Interest shall be the amount that such Adjusted Capital Account would be if such Common Unit, Class C Unit, Class D Unit or other Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Class C Unit, Class D Unit or other Interest was first issued.

     “Capital Account” means the capital account maintained for a Member pursuant to Section 5.5. The “Capital Account” of a Member in respect of a Common Unit, Class C Unit, Class D Unit or any other Interest shall be the amount that such Capital Account would be if such Common Unit, Class C Unit, Class D Unit or other Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Class C Unit, Class D Unit or other Interest was first issued.
     “Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including without limitation, Common Units, Class C Units and Class D Units, which are separate classes of Interests.
     “Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Class C Units, Class D Units or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.
     “Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders holding Common Units, Class C Units or Class D Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units, Class C Units or Class D Units as of the end of such period over (ii) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period.
     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units, Class C Units or Class D Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     “Unit” means a Company Security that is designated as a “Unit” and shall include Common Units, Class C Units and Class D Units.
     “Unit Majority” means, (i) during the period in which any Class C Units are Outstanding, at least a majority of the

Outstanding Common Units and the Outstanding Class C Units voting together as a single class, (ii) during the period in which any Class D Units are Outstanding, at least a majority of the Outstanding Common Units and the Outstanding Class D Units voting together as a single class, and (iii) in all other cases, at least a majority of the Outstanding Common Units.
     3. Section 1.1 is hereby amended by amending and restating the final sentence to the definition of “Common Unit:”
     “The term “Common Unit” does not refer to a Class C Unit or a Class D Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”
     4. Section 1.1 is hereby amended by adding the following final proviso to the definition of “Outstanding”:
     “provided, further, that for purposes of the foregoing, the Class C Units and the Class D Units shall be deemed to be of the same class of Company Securities as the Common Units.”
     5. Section 4.1 is hereby amended and restated as follows:
     Section 4.1 Certificates. Upon the Company’s issuance of Common Units, Class C Units or Class D Units to any Person, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning any other Company Securities other than Common Units, Class C Units or Class D Units, the Company shall issue to such Person one or more certificates evidencing such other Company Securities. Certificates shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number of Units.
     6. The following is added as a new Section 5.5(c)(iii):
     (iii) Immediately prior to the transfer of a Class D Unit or of a Class D Unit that has converted into a Common Unit pursuant to Section 5.13(e) by a holder thereof (other than a transfer to an Affiliate unless the Board of Directors elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class D Units or converted Class D Units will (a) first, be allocated to the Class D Units or converted Class D Units to be transferred in an amount equal to the product of (x) the number of such Class D Units or converted Class D Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (b) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class D Units or converted Class D Units. Promptly, following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class D Units or converted Class D Units, if any, will have a balance equal to the amount allocated under clause (b) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class D Units or converted Class D Units will have a balance equal to the amount allocated under clause (a) hereinabove.
     7. Section 5.10(a) is hereby amended and restated as follows:
     (a) Subject to Section 5.10(d), Section 6.6 and Section 6.7 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Company Securities to all Record Holders of Company Securities or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Common Units into which Class C Units and Class D Units may convert and the number of Class C Units and Class D Units issued on the Purchase Agreement Closing Date) are proportionately adjusted retroactive to the date of formation of the Company.
     8. Article V is hereby amended to add a new Section 5.13 creating a new series of Units as follows:

     Section 5.13 Establishment of Class D Units.
     (a) General. The Board of Directors hereby designates and creates a series of Units to be designated as “Class D Units” and consisting of a total of 3,245,817 Class D Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class D Units as set forth in this Section 5.13.
     (b) Allocations. Subject to the provisions of Section 6.1(d)(iii), all allocations of items of Company income, gain, loss, deduction and credit under Section 6.1(a) and Section 6.1(b) shall be allocated to the Class D Units on a basis that is pro rata with the Initial Common Units, so that the amount thereof allocated to each Common Unit will equal the amount thereof allocated to each Class D Unit;
     (c) Distributions of Available Cash from Operating Surplus and Distributions of Available Cash from Capital Surplus. Notwithstanding anything to the contrary in Section 6.4 or Section 6.5, no Class D Unit shall have the right to share in any distributions made to the Unitholders pursuant to Section 6.4 or Section 6.5;
     (d) Capital Accounts. The initial Capital Account balance of each Class D Unit shall equal $34.66.
     (e) Conversion of Class D Units to Common Units. Except as provided in this Section 5.13(e), the Class D Units are not convertible into Common Units. The Class D Units will be converted into Common Units in accordance with this Section 5.13(e) without the vote or consent of the Unitholders. With respect to the aggregate number of Class D Units issued on the Purchase Agreement Closing Date, the Class D Units will automatically convert to Common Units on a one-for-one basis, as adjusted pursuant to Section 5.10(a), on the earlier of:
(i) the Company’s quarterly distribution of Available Cash to the holders of Common Units pursuant to Section 6.4 and Section 6.5 with respect to the Quarter ended December 31, 2009, and
(ii) the Company’s distribution of Available Cash, commencing with the distribution with respect to the fourth Quarter of 2007, to the holders of Common Units pursuant to Section 6.4 and 6.5 in an aggregate amount equal to $6.00 per Outstanding Common Unit.

     (f) Surrender of Certificates. Upon conversion of the Class D Units into Common Units in accordance with Section 5.13(e), each holder of converted Class D Units shall promptly surrender the Class D Unit Certificates therefor, duly endorsed, at the office of the Company. As soon as practicable thereafter, the Company shall issue and deliver at such office to such holder of converted Class D Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled as provided in Section 5.13(e). Such conversion shall be deemed to have been made as of the date of the conversion specified in Section 5.13(e), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.
     (g) Voting Rights. The Class D Units shall be entitled to vote together as a single class with the Common Units on any matter for which the holders of Common Units are entitled to vote. Each Class D Unit will be entitled to the number of votes equal to the number of Common Units into which a Class D Unit is convertible at the time of the Record Date for the vote or written consent on the matter for which the Class D Units are entitled to vote together as a single class with the Common Units. The Class D Units shall have no voting rights except as set forth in this Section 5.13(g) or Section 11.2(c).
     (h) Certificates. The Class D Units will be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of all applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class D Units have not been registered under the Securities Act or any state securities laws.
     (i) Registrar and Transfer Agent. The Company will act as the registrar and transfer agent of the Class D Units.
     9. Section 6.1(c)(i)(B) is hereby amended and restated as follows:
     (B) Second, to all Unitholders holding Common Units, Class C Units or Class D Units, Pro Rata, until the Capital Account in respect of each Common Unit, Class C Unit and Class D Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital and (2) the Minimum Quarterly Distribution, if otherwise entitled, for the Quarter during which the Liquidation Date occurs, reduced (but not below zero) by any distribution pursuant to Section 6.4 with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”);
     10. Section 6.1(c)(ii)(A) is hereby amended and restated as follows:
     (A) First, to the Unitholders holding Common Units, Class C Units or Class D Units, Pro Rata, until the Capital Account in respect of each Common Unit, Class C Unit and Class D Unit then Outstanding has been reduced to zero; and
     11. Section 6.1(d)(xiii) of the Limited Liability Company Agreement is hereby amended to restate Section 6.1(d)(xiii) in its entirety to read as follows:
     (xiii) Economic Uniformity.
     (A) Class C Units. At the election of the Board of Directors with respect to any taxable period, all or a portion of the remaining items of Company gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Member holding Class C Units in the proportion of the number of Class C Units held by such Member to the total number of Class C Units then Outstanding, until each such Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Class C Units to an amount equal to the product of (A) the number of Class C Units held by such Member and (B) the Per Unit Capital Amount for an Initial Common Unit Outstanding as of the time of such event. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Class C Units and the Capital Accounts underlying Common Units immediately prior to the conversion of such Class C Units into Common Units.
     (B) Class D Units. At the election of the Board of Directors with respect to any taxable period, all or a portion of the remaining items of Company gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Member holding Class D Units in the proportion of the number of Class D Units held by such Member to the total number of Class D Units then Outstanding, until each such Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Class D Units to an amount equal to the product of (A) the number of Class D Units held by such Member and (B) the Per Unit Capital Amount for an Initial

Common Unit Outstanding as of the time of such event. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Class C Units and the Capital Accounts underlying Common Units immediately prior to the conversion of such Class D Units into Common Units.
     12. Section 6.4 is hereby amended by adding the following final proviso:
     “; provided, however, that no distributions shall be made pursuant to this Section 6.4 in respect of any Class C Unit or Class D Unit.”
     13. Section 6.5 is herby amended by adding the following final sentence:
     “Notwithstanding anything to the contrary in this Agreement, no distributions shall be made pursuant to this Section 6.5 in respect of any Class C Unit or Class D Unit.”
     14. Section 6.8 is hereby amended and restated as follows:
Section 6.8 Special Provision Relating to Holdings of Class C Units and Class D Units.
     (a) Except with respect to the right to vote on or approve matters pursuant to Section 5.12(g) and Section 5.13(g), as applicable, and the right to participate in allocations of income, gain, loss and deduction and certain distributions made with respect to Common Units, the holder of a Class C Unit or a Class D Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Class C Units into Common Units pursuant to Section 5.12(e) or any Class D Units into Common Units pursuant to Section 5.13(e), as applicable, the Unitholder holding a Class C Unit or a Class D Unit, as applicable, that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class C Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(xiii)(A) and Section 6.8(b), and such converted Class D Units shall remain subject to the provisions of Section 5.5(c)(iii), Section 6.1(d)(xiii)(B) and Section 6.8(b).
     (b) The Unitholder holding a Class C Unit or a Class D Unit that has converted into a Common Unit pursuant to Section 5.12(e) or Section 5.13(e), respectively, shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class C Units or its converted Class D Units, as applicable, to a Person that is not an Affiliate of the holder until such time as the Board of Directors determines, based on advice of counsel, that a converted Class C Unit or a converted Class D Unit, as applicable, should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(b), the Board of Directors may take whatever steps are required to provide economic uniformity to the converted Class C Units or the converted Class D Units, as applicable, in preparation for a transfer of such converted Class C Units or converted Class D Units, as applicable, including the application of Section 5.5(c)(ii) and Section 6.1(d)(xiii)(A) in the case of converted Class C Units and the application of Section 5.5(c)(iii) and Section 6.1(d)(xiii)(B) in the case of converted Class D Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates. The Board of Directors shall act in good faith to make the determinations set forth in this Section 6.8(b) as soon as practicable.
     15. Section 11.8(b) is herby amended by adding the following final sentence:
“The Class D Units shall be entitled to vote together as a single class with the Common Units on any matter for which the holders of Common Units are entitled to vote.”
B. Agreement in Effect. Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

COPANO ENERGY, L.L.C.
By:	/s/ John R. Eckel, Jr.
John R. Eckel, Jr.
Chairman of the Board and Chief Executive Officer